SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of event reported:	December 11, 2001


                          DANIELSON HOLDING CORPORATION
                         --------------------------------
                  (Exact Name of Registrant as Specified in Charter)


Delaware                            1-6732                   95-6021257
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(State of Incorporation)            (Commission File         (IRS Employer
                                     Number)                 Identification No.)



767 Third Avenue,          New York, New York          10017
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(Address of Principal Executive Offices)             (Zip Code)

Registrant's telephone number, including area code:  (212) 888-0347

Item 5.  Other Events

On December 11, 2001, the Board of Directors of Danielson Holding Corporation unanimously approved a plan for its primary operating subsidiary, National American Insurance Company of California ("NAICC") to terminate certain lines of business. This plan calls for NAICC to exit the workers' compensation line of insurance in all states, the non-standard private passenger automobile insurance program written outside of California and to significantly reduce premiums written in the commercial automobile insurance program. The non-renewal of certain policies had been initiated in the summer of 2001.

NAICC's business objective is to underwrite business that is expected to yield an underwriting profit. NAICC has made a determination that certain lines of insurance will not be profitable in the current rate environment. Competitive and regulatory pressures have resulted in a market for premium rates in these lines that the Company believes is below a level necessary in order to achieve profit. The Company estimates that over a two year period the total hard dollar costs associated with the downsizing will be approximately $500,000, exclusive of goodwill write-offs of $739,000. The effect of this plan would be a substantial reduction to the current underwriting operations of NAICC with a view towards increasing overall profitability. This plan will result, by the end of 2003, in a reduction of NAICC's total written premiums to approximately one third the amount written in 2001 and a 50% reduction of NAICC's workforce, related employment expenses and other general and administrative expenses. The remaining lines written by NAICC would be non-standard private passenger automobile in the state of California and commercial automobile in certain western states,including California at a net written premium run rate of $30 million. However, this number may change substantially if the rate environment materially improves.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           DANIELSON HOLDING CORPORATION





                                            By:/s/ David M. Barse
                                                   David M. Barse
                                                   President

					       /s/ Michael Carney
						   Michael Carney
						   Chief Financial Officer